                                 DONNKENNY, INC.
                                  1411 BROADWAY
                            NEW YORK, NEW YORK 10018

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ---------------------


To the Stockholders of
  DONNKENNY, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Donnkenny, Inc. (the "Company") will be held at the Harvard Club of New York City, 27 West 44th Street, New York, New York 10036 at 9:00 a.m. local time, on May 10, 2001, for the following purposes:

     1. To elect the Board of Directors to serve until the next subsequent annual meeting.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on March 22, 2001, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.


     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


                                      By Order of the Board of Directors,



                                      BEVERLY EICHEL
                                      Secretary


New York, New York
April 4, 2001

                          DONNKENNY, INC. 1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 730-7770

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------


     The accompanying proxy is solicited by the Board of Directors of Donnkenny, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at 9:00 a.m. local time on May 10, 2001 at the Harvard Club of New York City, 27 West 44th Street, New York, New York 10036 and any postponement or adjournment thereof. At the Annual Meeting, stockholders of the Company will be asked to approve each of the proposals listed in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains details on these matters and we urge you to give it your attention.

                                VOTING OF PROXIES

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra remuneration, may also solicit proxies. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request the authority for execution of the proxies, and the Company may reimburse them for their expenses in connection therewith.

     When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof and the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors, and in accordance with the proxy-holder's discretion as to any other matters raised at the Annual Meeting.

     A stockholder who has executed a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later-dated proxy reflecting contrary instructions, or appearing at the Annual Meeting and taking appropriate steps to vote in person. The approval of a plurality of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for the adoption of such matters. Abstentions with respect to any matter submitted for stockholder approval at this Annual Meeting are treated as shares present and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or the shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but are counted for quorum purposes.

     At the close of business on March 22, 2001, 4,367,417 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters that come before the meeting. Only stockholders of record at the close of business on March 22, 2001 are entitled to notice of and vote at the meeting. The holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum.

     Commencing 11 days prior to the date of the Annual Meeting, a complete record of the stockholders entitled to vote at the Annual Meeting, or any adjournment thereof, shall be available for inspection at the Company's executive office during normal business hours by any stockholder for any purpose germane to the Annual Meeting. This record will also be available to stockholders for such purposes at the place of and during the Annual Meeting.

     The Company's executive offices are located at 1411 Broadway, New York, New York 10018.

     This proxy material is first being mailed to stockholders on or about April 9, 2001.

                        PROPOSAL 1 ELECTION OF DIRECTORS

     The by-laws of the Company provide for a Board of Directors of not fewer than two nor more than ten members. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. On January 17, 2001, the Board of Directors adopted a resolution which established the size of the Board of Directors at six members. It is proposed to elect six directors to serve until the Annual Meeting of Stockholders in 2002 and until their respective successors have been elected and qualified. All of the nominees currently serve on the Board of Directors.

     The persons named in the accompanying proxy intend to vote for the election as directors of the six nominees listed herein, unless contrary instructions are given. All of the nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF EACH NOMINEE FOR ELECTION AS DIRECTOR.

     The following table sets forth certain information with respect to each person nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.


NAME OF NOMINEE                       AGE     DIRECTOR SINCE
----------------------------------   -----   ---------------
   Daniel H. Levy ................    57         1997
   Lynn Siemers-Cross ............    42         1997
   Sheridan C. Biggs .............    66         1997
   Harvey Horowitz ...............    58         1994
   Harry A. Katz .................    50         2000
   Richard C. Rusthoven ..........    60         2000

NOMINATED DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Daniel H. Levy, a director of the Company, became Chairman of the Board and Chief Executive Officer of the Company on January 1, 2000. Prior thereto, he had been a principal of and consultant to LBK Consulting Inc., a retail consulting business, since January 1997 and during the period of 1994 to April 1996. From April 1996 through January 1997, he served as Chairman of the Board and Chief Executive Officer of Best Products, Inc., a retail sales company, which filed for bankruptcy in September 1996. From 1993 through 1994, Mr. Levy served as Chairman of the Board and Chief Executive Officer of Conran's, a retail home furnishings company. From 1991 to 1993, he was Vice Chairman and Chief Operating Officer of Montgomery Ward, a retail sales company. Mr. Levy is a director of Whitehall Jewelers, Inc.

     Lynn Siemers-Cross, a director of the Company, became President and Chief Operating Officer of the Company on April 14, 1997. Prior thereto, for more than five years, she was President of the Oak Hill Division of the Company.

     Beverly Eichel, has been Executive Vice President and Chief Financial Officer of the Company since October 1998. Prior thereto, she was Executive Vice President and Chief Financial Officer of Danskin, Inc. from June 1992 to September 1998, and had been its Corporate Controller from October 1987 to June 1992. Ms. Eichel also serves as Secretary of the Company.

     Sheridan C. Biggs, a director of the Company, is Executive-in-Residence at the Graduate Management Institute at Union College. Prior to that, he was a senior partner of Price Waterhouse, the accounting and consulting firm; he was with that firm for thirty-one years until his retirement in 1994. During his career at Price Waterhouse, Mr. Biggs served as a Vice-Chairman and member of the firm's management committee.

     Harvey Horowitz, a director of the Company, served as Vice President, and General Counsel of the Company from October 1, 1996 to February 28, 1998 when he resigned his office. Mr. Horowitz is of counsel to the law firm of Mintz & Gold LLP, which provides legal services to the Company. For more than five years, prior to October 1, 1996, he was a partner of the law firm Squadron, Ellenoff, Plesent & Sheinfeld, LLP. Mr. Horowitz is a director of The Gotham Bank of New York, a financial institution.

     Harry A. Katz, a director of the Company, is Managing Partner of Retail Resources, L.P., a national distributor of supplies for retail chain stores. He is also Chairman of Mercury Commerce Inc., a computer software consulting company. Prior thereto, he was Vice President and acting Chief Financial Officer of Best Products.

     Richard C. Rusthoven, a director of the Company, is a retired retail Executive with a 35-year career in the retail and apparel business. He was President and Chief Operating Officer of Stix, Baer and Fuller, a retail department store in St. Louis, Missouri. He was also Chairman and Chief Executive Officer of the Outlet Department Store and Denby Apparel chain store of Providence, Rhode Island. He was President and Chief Executive Officer of T.G&Y stores, a discount chain store in Oklahoma City, Oklahoma. He was President of Gentlemen's Warehouse, a men's specialty chain in New Bedford, Massachusetts and most recently was Executive Vice President of Apparel for Montgomery Ward & Company, Inc., a retail sales store in Chicago, Illinois.

COMMITTEES OF THE BOARD; BOARD MEETINGS

     The Board of Directors has standing Audit and Compensation Committees. Generally, the members of each committee are appointed by the Board of Directors for a term beginning with the first regular meeting of the Board of Directors following the Annual Meeting and until their respective successors are elected and qualified. The Board of Directors, however, may change the composition of any committee at any time.

     The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It has the responsibility for recommending annually to the Board of Directors the independent auditors to be retained by the Company and reviewing with the officers of the Company and its outside auditors the adequacy of the structure of the Company's financial organization, the implementation of its financial and accounting policies, and results of the audit. The Audit Committee met formally on five occasions during the fiscal year ended December 31, 2000 ("Fiscal 2000") and had informal conferences during such year. Currently Sheridan C. Biggs, Harry A. Katz and Richard C. Rusthoven serve on the Audit Committee.

     The Compensation Committee has responsibility for reviewing and approving remuneration arrangements for directors and executive officers and for allocating bonuses and recommending new executive compensation plans in which the officers and directors are eligible to participate. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's stock option and restricted stock plans and has sole authority to set the terms of and grant options pursuant to the Company's 1992 Stock Option Plan, the Company's 1994 Non-Employee Director Option Plan and 1996 Restricted Stock Plan. The Compensation Committee met formally on three occasions during the fiscal year ended December 31, 2000 ("Fiscal 2000") and had informal conferences during such year. Currently Harry A. Katz, Sheridan C. Biggs and Harvey Horowitz serve on the Compensation Committee.

     During Fiscal 2000, the Board of Directors met on four occasions. While serving as a director, each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which he or she was serving during the periods that he or she served as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 22, 2001, with respect to beneficial ownership of the Company's Common Stock by: (i) each of the Company's directors, (ii) each of the Company's Named Executive Officers,
(iii) each person who is known by the Company beneficially to own more than 5% of the Company's Common Stock, and (iv) by all directors and executive officers who served as directors or executive officers on March 22, 2001 as a group. All information in the table below with respect to the Common Stock of the Company has been restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 and a one-for-four reverse stock split effective April 20, 2000. For purposes of this table, beneficial ownership is defined in accordance with Section 13d-3 under the Securities Exchange Act of 1934, as amended and means generally the power to vote or dispose of the securities, regardless of any economic interest therein.


NAME AND ADDRESS                                                  COMMON STOCK        PERCENTAGE
OF BENEFICIAL OWNER                                            BENEFICIALLY OWNED     OWNED (1)
-------------------                                            ------------------     ---------
Daniel H. Levy ............................................         1,388,638(2)         31.8%

Putnam Investments, Inc.
1 Post Office Square
Boston, MA 02109 ..........................................           299,813(3)         6.86%

Bruce Galloway
1325 Avenue of the Americas
New York, NY 10019 ........................................           285,650(4)         6.54%

Lynn Siemers-Cross ........................................            43,750(5)          1.0%

Sheridan C. Biggs .........................................            36,500(6)            *

Harvey Horowitz ...........................................             8,750(7)            *

Harry A. Katz .............................................                  (2)            *

Richard C. Rusthoven ......................................             3,750(8)            *

Beverly Eichel ............................................            30,000(9)            *

All directors and officers as a group (7 persons) .........         1,511,388            34.6%

----------
*     Less than 1%.

(1) Percentage to be based on the number of shares of Common Stock outstanding as of March 22, 2001.

(2) Based on the Company's records and information filed in Schedule 13D/A filed with the Company on February 27, 2001, Daniel H. Levy is the beneficial owner of 1,388,638 shares of Common Stock, or 31.8% of the outstanding common stock, consisting of 671,819 shares of Common Stock owned directly by Mr. Levy, 43,750 shares of Common Stock which Mr. Levy has a right to acquire pursuant to presently exercisable stock options which were issued to Mr. Levy pursuant to the Company's 1994 Non-Employee Director Option Plan and 669,319 shares of Common Stock owned by Harry A. Katz, a Director of the Company, which Mr. Levy has the right to direct the vote of pursuant to a certain Letter Agreement between Mr. Katz and Mr. Levy dated January 8, 2001, and 3,750 shares of Common Stock which Mr. Katz has a right to acquire pursuant to presently exercisable stock options which, upon Mr. Katz's exercise, Mr. Levy would have the right to direct the vote of pursuant to the Letter Agreement between Mr. Katz and Mr. Levy. As mentioned above, Harry A. Katz is the record owner of 669,319 shares of Common Stock owned directly and 3,750 shares of Common Stock underlying options which were issued to Mr. Katz pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(3) Based on information contained in Schedule 13G/A filed with the Company on February 17, 2000. Includes shares held by Putman Investment Management, Inc. and Putman Advisory Company, Inc.

(4) Based on information contained in Schedule 13G/A filed with the Company on January 17, 2001.

(5) Includes 1,875 shares of underlying options which have been granted on April 19, 1996 to Lynn Siemers-Cross pursuant to the Company's 1992 Stock Option Plan, 10,000 shares underlying options issued as part pursuant to Ms. Siemers-Cross' Fiscal 1998 compensation and 37,500 shares underlying options which were granted pursuant to Ms. Siemers-Cross employment agreement 37,500 restricted shares granted to Ms. Siemers-Cross pursuant to her employment agreement and 6,250 shares of stock issued as part of her Fiscal 1997 compensation. Not included are 15,000 shares underlying options issued as part of Fiscal 1998 compensation, which are exercisable in 2002, 2003 and 2004.

(6) Includes 10,250 shares owned by Sheridan C. Biggs and 26,250 shares underlying options, which have been granted to Mr. Biggs pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(7) Includes 625 shares owned by Harvey Horowitz and 8,125 shares underlying options which have been granted to Mr. Horowitz pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(8) 3,750 shares underlying options were granted to Richard C. Rusthoven pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(9) Includes 30,000 shares underlying options, which are currently exercisable, out of 37,500 underlying options, which have been granted to Beverly Eichel pursuant to her employment agreement. The balance of 7,500 options becomes exercisable in September 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation paid for the fiscal years ended December 31, 2000, December 31, 1999, and December 31, 1998 to those persons who were, at December 31, 2000 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). The information in the following tables with respect to the number of shares of Common Stock underlying options, option exercise prices and the number of shares of Common Stock acquired upon the exercise of options has been retroactively restated to reflect the one-for-four reverse stock split effective April 20, 2000.

                           SUMMARY COMPENSATION TABLE


                                                                           LONG TERM
                                                                         COMPENSATION
                                            ANNUAL COMPENSATION             AWARDS
                                           ---------------------- ---------------------------
                                                                                 SECURITIES
                                                                   RESTRICTED    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL                 FISCAL                             STOCK     OPTIONS/SARS   COMPENSATION
POSITION                            YEAR      SALARY      BONUS      AWARDS          (5)           (1)
--------------------------------- -------- ----------- ---------- ------------ -------------- -------------
Daniel H. Levy (2)                2000      $429,902    $25,000                37,500             2,580
Chairman of the Board and Chief
 Executive Officer

Lynn Siemers-Cross (3)            2000      $502,652                                                600
President and Chief Operating     1999      $502,652                                                810
 Officer                          1998      $502,550                           25,000             1,020

Beverly Eichel (4)                2000      $327,652    $50,000                                     600
Executive Vice President and      1999      $275,000                                                810
 Chief Financial Officer          1998      $ 63,462    $50,000                37,500               255

----------
(1) Represents insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term life insurance for the benefit of the Named Executive Officer.

(2) This individual became an Executive Officer of the Company in 2000. The Company paid Mr. Levy a relocation bonus of $25,000 with a gross up for the tax effect of this bonus.

(3) Bonus for 1998 included the grant of options to purchase 25,000 shares of common stock

(4) This individual became an Executive Officer of the Company in 1998. Annual compensation represents prorated compensation from date of hire in October 1998 and a signing bonus paid in connection with the execution of her employment agreement with the Company.

(5) All options have been retroactively restated to reflect the one for four reverse stock split effective April 20, 2000.

2000 STOCK OPTIONS GRANTS

     The Company strives to distribute stock option awards broadly throughout the organization. Stock option awards are based on the individual's position and contribution to the Company. The Company's long term performance ultimately determines compensation from stock options because stock option value is entirely dependent on the long-term growth of the Company's common stock price.

     The following table sets forth certain information concerning options granted to the Chief Executive Officer and the Named Executive Officers and Directors during Fiscal 2000, including information concerning the potential realizable value of such options.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       POTENTIAL
                                                                                      REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                        ANNUAL
                                                                                    RATES OF STOCK
                                                                                   PRICE APPRECIATION
                                                 INDIVIDUAL GRANTS                  OPTION TERM (1)
                                  ------------------------------------------------------------------
                                                   % OF
                                    NUMBER OF   TOTAL # OF
                                   SECURITIES    OPTIONS     EXERCISE
                                   UNDERLYING    GRANTED    PRICE (3)   EXPIRATION
NAME                               OPTION (#)    IN 2000      ($/SH)       DATE     5% ($)   10% ($)
----                               ----------    -------      ------       ----     ------   -------
Daniel H. Levy ..................    37,500        24.79%      2.75       1/1/10    64,875  164,250
Lynn Siemers-Cross ..............        --           --         --           --        --       --
Sheridan C. Biggs ...............        --           --         --           --        --       --
Harvey Horowitz .................        --           --         --           --        --       --
Harry A. Katz (2) ...............     3,750         2.48%      0.69      3/28/10     1,613    4,125
Richard C. Rusthoven (2) ........     3,750         2.48%      0.468     9/27/10     1,092    2,817

----------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Represents options granted to Messrs. Katz and Rusthoven as directors pursuant to the Company's 1994 Non-Employee Director Option Plan.

(3) All options were granted at an exercise price equal to the market value of the Company's common stock on the date of grant.

                               AGGREGATE OPTION
                       EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR ENDED OPTION VALUES (1)


                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                     SHARES                       OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                    ACQUIRED                   DECEMBER 31, 2000          DECEMBER 31, 2000 (2)
                                  ON EXERCISE    VALUE   ----------------------------- ----------------------------
                                      (#)       REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                 ------------- --------- ------------- --------------- ------------- --------------
Daniel H. Levy (3) .............       0             0       43,750              0              0             0
Lynn Siemers-Cross (4) .........       0             0       49,000         15,375              0             0
Sheridan C. Biggs ..............       0             0        6,250              0              0             0
Harvey Horowitz ................       0             0       11,875              0              0             0
Harry A. Katz ..................       0             0        3,750              0              0             0
Richard C. Rusthoven ...........       0             0        3,750              0              0             0
Beverly Eichel (5) .............       0             0       30,000          7,500              0             0

----------
(1) All options were granted at an exercise price equal to market value of the common stock on the date of grant.

(2) Amount reflects the market value of the underlying shares of common stock at the closing sales price reported on the Over-the-Counter Market on December 31, 2000 at $ 0.33 per share.

(3) Represents 6,250 options granted to him under the Company's 1994 non-employee director option plan, 37,500 options granted to him in connection with the execution of his employment agreement.

(4) Represents 1,875 options granted to her under the Company's 1992 Stock Option Plan, 37,500 options granted in connection with the execution of her employment agreement and 25,000 options granted as part of her Fiscal 1998 compensation.

(5) Represents 37,500 options granted in connection with the execution of her employment agreement.

EMPLOYMENT AGREEMENTS

Daniel H. Levy

     As of January 1, 2000, Mr. Levy entered into an employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer. While the term of the employment agreement is for three years, the agreement gave the Company and Mr. Levy the right to terminate the agreement at the end of three, six and twelve months. In the event the Company exercised this termination right, the Company agreed to pay Mr. Levy severance of three, six and twelve months respectively. On May 17, 2000, Mr. Levy and the Company waived their rights to terminate the employment agreement.

     Mr. Levy's employment agreement provides for a base annual salary of $500,000, as well as a discretionary performance bonus based on the achievement of goals to be set by the Compensation Committee of the Company's Board of Directors, and certain insurance benefits. The Company paid Mr. Levy a relocation bonus of $25,000, with a gross up for the tax effect of this bonus.

     In connection with the execution of the employment agreement, the Compensation Committee granted Mr. Levy 37,500 restricted shares of the Company's stock, which will vest December 31, 2002. The employment agreement further provides for the issuance of another 37,500 restricted shares of the Company's stock if Mr. Levy is employed by the Company on June 30, 2002, which shares would also vest on December 31, 2002. Mr. Levy also was granted options to purchase 37,500 shares of the Company's common stock, at a purchase price of $2.75 a share. 25,000 of these stock options vested on June 30, 2000 and the balance of 12,500 vested on December 31, 2000. The employment agreement provides that the restricted shares and the options granted would have accelerated vesting in the event of a change in control of the Company.

     The agreement provides that in the event Mr. Levy's employment is terminated (except in certain limited circumstances) following a change in control of the Company, Mr. Levy will have the right to receive severance benefits equal to three times the sum of his then annual salary inclusive of any performance bonus. On February 26, 2001, Mr. Levy's employment agreement was amended to eliminate the restricted stock award referred to in his original agreement, and increased his annual base salary to $700,000 effective January 1, 2001.

Lynn Siemers-Cross

     On June 12, 1997, Ms. Siemers-Cross entered into a four-year employment agreement with the Company to serve as its President and Chief Operating Officer. The agreement provides for a base annual salary of $500,000, a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee, as well as certain insurance and other benefits.

     In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Ms. Siemers-Cross 37,500 restricted shares and options to purchase an aggregate of 37,500 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 12,500 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

     The agreement provides that in the event Ms. Siemers-Cross' employment is terminated (except in certain limited circumstances) following a change in control of the Company, Ms. Siemers-Cross will have the right to receive severance benefits equal to three times the sum of the last annual salary inclusive of performance bonus (but not incentive bonus). On October 11, 2000, Ms. Siemers-Cross' agreement was extended to December 31, 2002. The extension agreement grants severance benefits to three times the sum of the annual base salary in effect on the date of termination, provided that Ms. Siemers-Cross exercises her termination rights within ninety (90) days following a Change of Control.

Beverly Eichel

     On September 28, 1998, Ms. Eichel entered into a two-year employment agreement with the Company to serve as Executive Vice President and Chief Financial Officer, providing for a base salary of $275,000 per annum and a one time signing bonus of $50,000. The agreement provides for a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee of the Board, as well as certain insurance benefits. In addition, in connection with the commencement dates the agreement provides for the grant of options to purchase 37,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, vesting over three years. The agreement provides that in the event Ms. Eichel's employment is terminated (except in certain limited circumstances) following a change in control of the Company, Ms. Eichel will have the right to receive severance benefits equal to one and one half times the sum of the last annual salary inclusive of performance bonus.

     On June 6, 2000, Ms. Eichel's employment agreement was extended to December 31, 2002 at a base salary of $325,000 per annum. The agreement also provides for a discretionary performance bonus, as in the original agreement. The agreement provides that in the event Ms. Eichel's employment is terminated (except in certain limited circumstances) following a Change in Control of the Company, Ms. Eichel will have the right to receive severance benefits equal to twice the sum of the her base salary. If Ms. Eichel provides notice of termination to the Company within ninety (90) days from the effective date of Change in Control, she is entitled to receive benefits equal to one and one half times her base salary in effect on the date of termination.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

     The Audit Committee of the Board of Directors operates under a Charter, which has been approved by the Company's full Board. The Charter is included in Appendix A to this Proxy Statement.

     As more fully described in the Charter, the Audit Committee is responsible for recommending the selection of the Company's independent accountants, review of financial statements, discussion of internal controls and pending litigation, taxation and other areas of oversight and reporting to the full board and to the shareholders.

     During the year 2000, the Audit Committee met five times during which meetings the committee reviewed financial statements included in the Company's quarterly reports, met privately with the Company's independent auditors, considered the effect on the auditors' independence of non-audit work (consisting principally of tax matters) performed by that firm and considered various other matters. All of the Audit Committee's deliberations were reported to the Full Board. Audit services performed by Deloitte & Touche LLP for Fiscal 2000 consisted of the examination of the Company's financial statements and services related to filings with the Security and Exchange Commission. All fees paid to Deloitte & Touche LLP were reviewed by the Audit Committee. During Fiscal 2000, Deloitte & Touche LLP provided services in the following categories and amounts:

            Audit Fees: ......................  $212,000
            All other Fees: ..................  $288,000

     Additionally, the Audit Committee, on the basis of discussions with management and representatives of Deloitte & Touche LLP recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2000 for the filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                           Sheridan C. Biggs, Chairman
                                  Harry A. Katz
                              Richard C. Rusthoven

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, including compensation awarded pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. Harry A. Katz, Sheridan C. Biggs and Harvey Horowitz presently serve on the Compensation Committee.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize shareholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Together, these components link each executive's compensation directly to individual and Company performance.

     Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subjective assessment of the individual executive's performance and the Company's performance.

     Bonuses. Executive officers are eligible to receive cash bonuses based on the Compensation Committee's subjective assessment of each respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of incentive bonuses, the Compensation Committee does not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Compensation Committee makes its determination in each case after considering the factors it deems relevant, which may include consequences for performance that is below expectations.

     Stock Options. Stock options are granted at the fair market value of the Common Stock on the date of grant. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

     In determining the size of individual option grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding stock options is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

     Restricted Stock. Restricted stock awards are granted at prices (or for no consideration) as determined by the Compensation Committee. The restricted stock awards are intended to attract and retain the services or advice of quality employees, officers, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

     In determining the size of individual restricted stock grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of restricted stock, and the range of potential compensation levels that the restricted stock awards may yield. The number and timing of restricted stock grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of restricted stock awards, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding restricted stock is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of restricted stock to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

     In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. The Compensation Committee believes that the compensation paid by the Company in Fiscal 2000 will not result in any material loss of tax deductions for the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR FISCAL 2000

     Daniel H. Levy was appointed Chairman of the Board and Chief Executive Officer of the Company on January 1, 2000. Mr. Levy entered into a three-year employment agreement to serve in such capacities. (See "Employment Agreements.") Pursuant to this agreement, Mr. Levy will receive an annual salary of $500,000 for Fiscal 2000. The annual salary for Mr. Levy was increased to $700,000 as of January 2001.

                             COMPENSATION COMMITTEE
                             Harry A. Katz, Chairman
                                Sheridan C. Biggs
                                 Harvey Horowitz

DIRECTOR FEES

     Each non-employee director of the Company receives a fee of $20,000 per year for serving as director, as well as meeting and committee fees and reimbursement for out-of-pocket expenses incurred in connection with his services. Pursuant to the 1994 Non-Employee Director Stock Option Plan, each non-employee director is issued an option to purchase 3,750 shares of Common Stock upon becoming a director of the Company, and an option to purchase 1,250 additional shares each successive year in which such director is re-elected to the Board of Directors. Such options are granted each year on the date of the Company's annual meeting at an exercise price equal to the closing sale price of the Common Stock.

By their terms, Director's options are exercisable immediately after their grant. Directors who are also executive officers of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2000, the members of the Compensation Committee were Harry A. Katz, Sheridan C. Biggs and Harvey Horowitz.

     Harvey Horowitz is counsel to the law firm of Mintz & Gold LLP, which provided certain legal services to the for services rendered to the Company. During Fiscal 2000, Mintz & Gold LLP received approximately $150,000 in fees for services rendered to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during Fiscal 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Horowitz is of counsel to the law firm of Mintz & Gold LLP, which provides legal services to the Company. Mintz & Gold LLP received approximately $150,000 in fees during Fiscal 2000 for legal services rendered to the Company. On June 13, 2000, the Company engaged Gayle Hanley as a merchandising and design consultant. Ms. Hanley, who has been engaged in the consulting/retail business for 30 years, is the wife of Daniel H. Levy, Chairman and CEO of the Company. Her consulting compensation was $90,675. From October 16, 2000 to March 2, 2001, Ms. Hanley was employed full time as EVP Merchandising and Design for the Company at an annual salary of $300,000. Since March 2, 2001, she has not performed any further services for the Company.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative stockholder return of the Company from December 2, 1995 through December 31, 2000 to the cumulative stockholder return of (a) the S&P 500 Composite Index and (b) the S&P Textiles Index based on an assumed investment of $100 on December 30, 1995 and in each case assuming reinvestment of all dividends, if any. The information in the following table reflects the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 and a one-for-four reverse stock spilt effective on April 20, 2000.


                    COMPARISON OF CUMULATIVE TOTAL RETURN*
                 FOR THE PERIOD FROM 12/2/95 THROUGH 12/31/00
                   AMONG DONNKENNY, INC., THE S&P 500 INDEX
                      AND THE S&P TEXTILES (APPAREL) INDEX

                                [CHART OMITTED]

                                     12/2/95        12/96        12/97        12/98       12/99       12/00
                                   -----------   ----------   ----------   ----------   ---------   ---------
Donnkenny Inc. .................       100.00        27.92        16.23        11.32        3.59        0.50
S&P 500 ........................       100.00       125.33       167.15       214.91      260.14      236.45
S&P Textile (Apparel) ..........       100.00       118.24       127.52       110.35       82.36       99.31


* With respect to the S&P Textiles Index, which is produced on a month-end basis, the points on the graph reflect the value of the index on November 30, 1995, December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000, the dates of the last day of the month preceding 1996, 1997, 1998, 1999 and 2000 Fiscal year-ends, respectively.


                          TOTAL RETURN -- DATA SUMMARY
                            CUMULATIVE TOTAL RETURN


                                     12/2/95        12/96        12/97        12/98       12/99       12/00
                                   -----------   ----------   ----------   ----------   ---------   ---------
Donnkenny Inc. .................       100.00        27.92        16.23        11.32        3.59        0.50
S&P 500 ........................       100.00       125.33       167.15       214.91      260.14      236.45
S&P Textile (Apparel) ..........       100.00       118.24       127.52       110.35       82.36       99.31

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 31, 2000 is being mailed to stockholders with this proxy statement.

STOCKHOLDER PROPOSALS

     Advance Notice Procedures. Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified by the bylaws) not less than 60 days or more than 90 days prior to the annual meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

     Shareholder Proposal for the 2002 Annual Meeting. Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Corporate Secretary no later than February 1, 2002.

OTHER MATTERS

     The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

     The Company files annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, and other that the Company files at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. The Company's Commission filings also are available on the Commission's Internet site, which is http://www.sec.gov.

     THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO DONNKENNY, INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018.
ATTENTION: CORPORATE SECRETARY.



                                       By Order of the Board of Directors




                                       Beverly Eichel
                                       Secretary


New York, New York
April 4, 2001

APPENDIX A


                   DONNKENNY, INC. -- AUDIT COMMITTEE CHARTER


ROLE AND INDEPENDENCE


     The audit committee of the Board of Directors assists the Board in fulfilling its responsibilities for the safeguarding of assets and oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in finance and auditing matters, including at least one member with accounting related financial management expertise. Members shall be free of any relationship that, in the opinion of the board, would interfere with their individual exercise of independent judgement. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for that purpose. This charter shall be reviewed and updated annually.


RESPONSIBILITIES


     The audit committee's primary responsibilities include:


   - Recommendation to the board of the selection and retention of the independent accountant to audit the Company's financial statements. In doing so, the committee will discuss and consider the auditor's written affirmation that the auditor is in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the board) to report on any and all appropriate matters.


   - Review of financial statements (including quarterly reports, which may be done by teleconference) with management and the independent auditor. It is anticipated that these discussions will include quality earnings, significant items subject to estimate, suitability of accounting principles, highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.


   - Discussion with management and the auditor of the quality and adequacy of the Company's internal controls including those related to its MIS System.


   - Discussion with management of the status of pending litigation, taxation and other areas of oversight of legal and compliance areas as may be appropriate.


   - Reporting on audit committee activities to the full board and issuance annually of a summary report suitable for submission to shareholders.


     It is expected that the audit committee will meet at least four times per year.

                                      PROXY

                                 DONNKENNY, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 10, 2001

The undersigned hereby appoints Daniel H. Levy and Lynn Siemers-Cross, or either of them, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Donnkenny, Inc. ("the Company").

                         (TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, OR IF NO INSTRUCTION IS GIVEN.

Please mark your votes as indicated in this example   [X]

1) Election of the following nominees as Directors of the Company, as set forth in the proxy statement.

         For the nominees                                   WITHHELD
      listed below (except as                         AUTHORITY to vote for
      marked to the contrary                           all nominees listed
              below)                                         below

              [  ]                                            [  ]

Daniel H. Levy, Lynn Siemers-Cross, Sheridan C. Biggs, Harvey Horowitz, Harry A. Katz and Richard C. Rusthoven.

or except vote withheld from the following nominee(s)

--------------------------------------------------------------------------------

2. In their discretion, to act upon such other matters as may properly come before the meeting or adjournment thereof.

Please mark, sign, date and return this proxy card in the enclosed envelope. (Note: Please sign exactly as your name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing, giving full title as such. If the signer is a corporation, execute in full corporate name by an authorized officer. If shares are held in the name of two or more persons, all should sign.)


Date:
     --------------------------------


-------------------------------------
             Signature



Date:
     --------------------------------


-------------------------------------
             Signature